Exhibit 10.3

Convertible Loans and Unsecured Convertible Notes Extension #2 Agreement

This Convertible Loans and Unsecured Convertible Notes Extension#2 Agreement (“Extension#2”) is entered into as of January 12, 2023 (the “Effective Date”), by and between Orgenesis Inc. (“Borrower”) and Yehuda Nir (“Lender”). Borrower and Lender may each be referred to herein as a “Party,” and collectively as the “Parties”

WHEREAS: Lender and Borrower are parties to two Private Placement Subscription Agreements dated November 21, 2018, each for subscription amount of US$ 250,000 (the “Private Placement Agreements”), and the related Two Percent (2%) Unsecured Convertible Notes (the “2% Notes”), each as amended by Extension to the Notes dated September 13, 2021 (“Extension#1”); and

WHEREAS: Lender and Borrower are parties to that certain Convertible Loan Agreement dated May 17, 2019 (“Loan#1 Agreement”); and

WHEREAS: Lender and Borrower are parties to that certain Convertible Loan Agreement dated April 21, 2022 (“Loan #2 Agreement”), as amended by Amendment#1 to the Loan#2 Agreement dated May 11, 2022 and by Amendment#2 to the Loan#2 Agreement dated October 23, 2022; and

WHEREAS: Lender and Borrower wish to extend further the Maturity Date (as defined in the Notes and respective Loan Agreements) of the respective Loan Agreements and the 2% Notes to January 31, 2026 in accordance with the terms herein;

NOW THEREFORE, the Parties hereby agree as follows:

1.	MATURITY DATE EXTENSION

1.1	Unless otherwise converted into Units pursuant to the respective terms of the Notes, the principal amount of the 2% Notes held by the Lender, plus accrued and unpaid interest thereon, which equal US$ 541,973 as of January 31, 2023, shall accrue interest at the rate of ten percent (10%) per annum from February 1st, 2023 until the 2% Notes become due and payable on January 31, 2026 without any action required from the Lender. The principal amounts of the 2% Notes, plus accrued and unpaid interest thereon, may be prepaid by the Borrower in whole or in part at any time without penalty of any kind after notice of 2 Business Days to the Lender. Each such prepayment shall be credited first to principal and then to the accrued but unpaid interest

1.2	Unless otherwise converted into equity pursuant to the terms of the Loan#1 Agreement, the Loan Amount, including all accrued but unpaid interest thereon, which equals US$ 5,000,000 as of January 31, 2023, shall accrue interest at the rate of ten percent (10%) per annum from February 1st, 2023 until the Loan Amount becomes due and payable on January 31, 2026 (the “Maturity Date”) without any action required from the Lender. The Maturity Date may be further extended by the Lender in the Lender’s sole and absolute discretion and any such extension(s) shall be in writing signed by both Parties. The Loan Amount may be prepaid by the Borrower in whole or in part at any time without penalty of any kind after notice of 2 Business Days to the Lender. Each such prepayment shall be credited first to principal and then accrued but unpaid interest, costs and expenses owed to the Lender by the Borrower.

1.3	Unless otherwise converted into equity pursuant to the terms of the Loan#2 Agreement, the Loan Amount, including all accrued but unpaid interest thereon, which equals US$ 5,390,411 as of January 31, 2023, shall continue to accrue interest at the rate of ten percent (10%) per annum until the Loan Amount becomes due and payable on January 31, 2026 (the “Maturity Date”) without any action required from the Lender. The Maturity Date may be further extended by the Lender in the Lender’s sole and absolute discretion and any such extension(s) shall be in writing signed by both Parties. The Loan Amount may be prepaid by the Borrower in whole or in part at any time without penalty of any kind after notice of 2 Business Days to the Lender. Each such prepayment shall be credited first to principal and then accrued but unpaid interest, costs and expenses owed to the Lender by the Borrower.

2	CHANGE OF CONVERSION PRICE

2.1	Section 6 (a)(i) of the Loan#1 Agreement shall be deleted and replaced with the following:

“the Lender shall be entitled, at any time prior to or on the Maturity Date, by written notice to the Borrower, to convert the Outstanding Amount, in whole or in part, into units of (1) shares of common stock of Orgenesis at a conversion price per share equal to US$2.50 and (2) a Warrant to purchase an equal number of additional shares of Orgenesis common stock at a price of US$2.50 per share.”

2.2	Section 1.2.1 of the Terms and Conditions of Subscription for the Notes shall be deleted and replaced with the following:

“Units of the Issuer. The term “Units” shall mean one (1) share (each, a “Conversion Share”) of the Issuer’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock (the “Warrants”). Each Warrant shall entitle the holder to purchase one share of Common Stock (the “Warrant Shares”) at an exercise price of $2.50 per share (the “Exercise Price”), subject to adjustment, and shall be exercisable until January 31, 2026.”

2.3	Section 3.1 of the Form of Note shall be amended so that the conversion price for the Principal Amount and interest under this Note shall be “$2.50 in the event the Holder elects to convert the Principal Amount and interest under this Note into Units” instead of $7.00.

3.	EXTENSION OF WARRANTS

3.1	The expiration and latest possible exercise date of any unexercised Warrants in accordance with the 2% Notes, the Loan#1 Agreement and the Loan#2 Agreement shall be extended to January 31, 2026.

4.	GENERAL PROVISIONS.

4.1	The 2% Notes, Loan#1 Agreement and Loan#2 Agreement (collectively the “Agreements”) are hereby amended only to the extent necessary to give full effect to this Extension#2. Unless expressly specified herein, all other terms and conditions specified in the Agreements shall apply and shall remain in full force and effect. Capitalized terms used not defined herein shall have the meaning ascribed to them in the Agreements. In the event of any conflict between the terms of this Extension#2 and the terms of the Agreements, the terms of this Extension#2 shall control.

4.2	This Extension#2 may be executed in any number of counterparts, including in facsimile and scanned format, each of which shall be deemed an original and enforceable against the Party actually executing such counterpart and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Extension#2 to Convertible Loans and Unsecured Convertible Notes as of the Effective Date.

THE LENDER:
/s/ Yehuda Nir
Yehuda Nir

ORGENESIS INC.
By:	/s/ Vered Caplan
Name:	Vered Caplan
Title:	Chief Executive Officer
Address: 20271 Goldenrod lane
Germantown, Maryland, 20776 USA

[Signature page to the Extension to Convertible Loan Agreement between Orgenesis Inc. and Y. Nir]